Exhibit 99.1

NEWS BULLETIN
    FROM:
Financial Relations Board                 RE:   CalAmp Corp.
                                                1401 N. Rice Avenue
                                                Oxnard, CA  93030
                                                Nasdaq:  CAMP
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For Further Information:

AT THE COMPANY:             AT FINANCIAL RELATIONS BOARD:
Rick Vitelle                Lasse Glassen
Chief Financial Officer     General Information
(805)987-9000               (310)854-8313
                            lglassen@financialrelationsboard.com

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FOR IMMEDIATE RELEASE
May 9, 2006

                     CalAmp to Acquire Dataradio, Inc.

      * Expands CalAmp's presence in public safety and Machine-to-Machine(M2M) markets
      * Significantly diversifies CalAmp customer base
      * Expected to be accretive in near term

OXNARD, CA, May 9, 2006 CalAmp Corp. (Nasdaq: CAMP), a leading provider of wireless solutions, announced today that it has signed a definitive agreement to acquire Dataradio, Inc., a privately held Canadian company. This acquisition provides CalAmp with the opportunity to expand its wireless data communications business for public safety and M2M applications. It also furthers CalAmp's strategic goals of diversifying its customer base and expanding its product offerings into higher-margin growth markets. Excluding one-time non-cash charges for the write-off of in-process R&D, the transaction is expected to be immediately accretive to CalAmp's earnings per share.

Dataradio was founded in 1981 and is a leading supplier of proprietary advanced wireless data systems, products, and solutions for public safety, critical infrastructure and industrial control applications. Dataradio has a diversified customer base with no single customer accounting for more than 4% of total revenue. Dataradio has approximately 175 employees in facilities located in Montreal, Minnesota and Georgia. For the unaudited 12 month period ended April 30, 2006, Dataradio had revenues of approximately U.S. $32 million. During this same period, Dataradio generated gross margins in excess of 50%.

Commenting on the pending acquisition of Dataradio, Fred Sturm, President and Chief Executive Officer of CalAmp, said, "Dataradio brings us a critical mass of core competencies and market presence around which we can further develop and grow our wireless data communications business. Dataradio's systems design and integration expertise, combined with a broad base of industrial and municipal customers, greatly enhances CalAmp's competitive position and long-term growth potential. Once combined with CalAmp's existing businesses that provide wireless products and solutions for M2M and public safety applications, we expect our data communications business will have an annual revenue run rate in excess of $60 million. The Dataradio acquisition is a key step in achieving our strategic goals of reducing CalAmp's current customer and market segment concentration, improving margins and increasing our long-term growth potential while maintaining solid operating cash flow generation. We are excited about the opportunity to combine the strengths of our two companies in addressing the needs of the growing M2M and public safety marketplaces."

Commenting on the acquisition, Robert Rouleau, Chief Executive Officer of Dataradio, said, "We are very pleased to be joining forces with CalAmp, a company with a long, successful history of delivering cost-effective high quality solutions to its wireless customers. With our combined resources, we are well positioned for continued innovation and growth. We look forward to delivering even greater value to our customers in the future as we create a new standard for mission-critical wireless data solutions."

The terms of the definitive agreement provide that CalAmp will acquire Dataradio for a cash payment of Canadian $60.1 million (approximately U.S. $54.6 million at the current Canadian Dollar to U.S. Dollar exchange rate of 1.10). CalAmp plans to finance the transaction using a combination of cash on hand and bank debt. The transaction is subject to customary closing conditions and is expected to be completed in the next several weeks.

About Dataradio

For 25 years, Dataradio has been a recognized and innovative supplier of advanced wireless data products and systems for mission-critical applications. Public safety organizations, utilities, local government, water management, and other critical infrastructure operations depend on Dataradio to ensure that vital wireless data reaches the people who need it, when they need it most. From mobile data systems and radio modems, to analog radios and telemetry devices, Dataradio products are found at the heart of private wireless networks around the world. For additional information, please visit the Dataradio's website at www.dataradio.com.

About CalAmp Corp.

CalAmp is a leading provider of wireless equipment, engineering services and software that enable anytime/anywhere access to critical information, data and entertainment content. With comprehensive capabilities ranging from product design and development through volume production, CalAmp delivers cost-effective high quality solutions to a broad array of customers and end markets. CalAmp is the leading supplier of Direct Broadcast Satellite (DBS) outdoor customer premise equipment to the U.S. satellite television market. The Company also provides wireless connectivity solutions for the telemetry and asset tracking markets, public safety communications, the healthcare industry and digital multimedia delivery applications. For additional information, please visit the Company's website at www.calamp.com.

Forward-Looking Statement
Statements in this press release that are not historical in nature are forward-looking statements, which involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", and variations of these words and similar expressions, are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including general and industry economic conditions, competition, development factors, operating costs, the Company's ability to eliminate operating losses in its Solutions Division and make this business segment profitable, the Company's ability to efficiently and cost-effectively integrate its acquired businesses, and other risks and uncertainties that are detailed from time to time in the Company's filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                               *****

Financial Relations Board serves as financial relations counsel to this company, is acting on the company's behalf in issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.